Filed pursuant to Rule 433(d)

Registration Statement No. 333-151821-04

FINAL TERM SHEET, dated April 13, 2011

$1,105,528,000

John Deere Owner Trust 2011

Issuing Entity

$334,000,000	Class A-1	0.30642% Asset Backed Notes
$333,000,000	Class A-2	0.64% Asset Backed Notes
$340,000,000	Class A-3	1.29% Asset Backed Notes
$ 98,528,000	Class A-4	1.96% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)

Principal Amount	$334,000,000	$333,000,000	$340,000,000	$98,528,000

Per Annum Interest Rate	0.30642%	0.64%	1.29%	1.96%

Final Scheduled Payment Date	May 11, 2012	June 16, 2014	January 15, 2016	April 16, 2018

Initial Public Offering Price	100.00000%	99.99436%	99.99455%	99.98135%

Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf

Payment Date	Monthly, beginning May 16, 2011 (subject to the business day convention)	Monthly, beginning May 16, 2011 (subject to the business day convention)	Monthly, beginning May 16, 2011 (subject to the business day convention)	Monthly, beginning May 16, 2011 (subject to the business day convention)

Weighted Average Life(2)	0.36	1.10	2.20	3.25 (3)

CUSIP	477867 AA3	477867 AB1	477867 AC9	477867 AD7

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(2)	Pricing speed: 18% CPR
(3)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: April 13, 2011.

Expected Settlement Date: April 20, 2011.

Initial Note Value: $1,157,621,971 (discount rate: 4.60%)

Certificate Principal Amount: $52,093,971

Initial Reserve Account Deposit: $11,576,220

Specified Reserve Account Balance: $20,258,384

BofA Merrill Lynch				Citi
BBVA
BNP PARIBAS
Mitsubishi UFJ Securities
Santander

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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